Exhibit 23.3

February 13, 2026

To: YSX TECH CO., LTD

Room 102, Building 1, No. 22, Huazhou Road,

Haizhu District, Guangzhou, Guangdong

People’s Republic of China

Re: Consent Letter on YSX TECH CO., LTD – Form F-3

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to YSX Tech Co., Ltd (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the filing on Form F-3 to register up to $200,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Jingshi Law Firm Liaocheng Office
Beijing Jingshi Law Firm Liaocheng Office